VBI Vaccines Announces FDA Acceptance of Investigational New Drug

Application for Sci-B-Vac® Phase 3 Clinical Program

●	Sci-B-Vac® is a third-generation hepatitis B vaccine, approved for use in Israel and 14 other countries
●	VBI expects to initiate enrollment in a Phase 3 clinical program later in the second half of 2017 in the U.S., Europe and Canada

CAMBRIDGE, Mass. (Aug. 30, 2017) – VBI Vaccines Inc. (Nasdaq: VBIV) (TSX: VBV) (VBI) today announced that the U.S. Food and Drug Administration (FDA) has accepted the company’s Investigational New Drug Application (IND) for a Phase 3 clinical program evaluating Sci-B-Vac®, VBI’s third-generation hepatitis B vaccine. The company had previously received a No Objection Letter (NOL) from Health Canada in response to its Clinical Trial Application (CTA) as well. Acceptance of the IND and CTA enable the company to initiate the Phase 3 clinical study in both the U.S. and Canada.

“The receipt of formal acceptance of our clinical program from both the FDA and Health Canada marks a significant milestone as we move forward to initiating enrollment later this year in this Phase 3 pivotal program,” said Jeff Baxter, President and CEO of VBI. “This program is expected to be conducted at approximately 40 sites across the U.S., Canada and Europe.”

VBI previously announced the design of its 4,800-subject clinical program which will consist of two concurrent, 15-month Phase 3 studies – a safety and immunogenicity study (PROTECT) and a lot-to-lot consistency study (CONSTANT).

About PROTECT – Safety and Immunogenicity Study

PROTECT will be a double-blind, two-arm, randomized, controlled study. Approximately 1,600 adult subjects, age 18 years and older, will be randomized in a 1:1 ratio to receive either a three-dose course of Sci-B-Vac 10μg or a three-dose course of the control vaccine, Engerix-B® 20μg. Enrollment will be stratified by age group.

The co-primary objectives of the study will be:

●	To demonstrate non-inferiority of the seroprotection rate induced by Sci-B-Vac vs. Engerix-B® four weeks after the third vaccination in adults age 18 and older.
●	To demonstrate superiority of the seroprotection rate induced by Sci-B-Vac vs. Engerix-B® four weeks after the third vaccination in adults older than 45 years of age.

The study will also include multiple secondary objectives to evaluate the speed to seroprotection and the overall safety and tolerability of Sci-B-Vac vs. Engerix-B®.

About CONSTANT – Lot-to-Lot Consistency Study

CONSTANT will be a double-blind, four-arm, randomized, controlled study. Approximately 3,200 adult subjects, age 18-45 years, will be randomized in a 1:1:1:1 ratio to receive one of four three-dose courses: Lot A of Sci-B-Vac 10μg, Lot B of Sci-B-Vac 10μg, Lot C of Sci-B-Vac 10μg, or the control vaccine Engerix-B® 20μg.

The primary objective of this study will be:

●	To demonstrate lot-to-lot consistency for immune response as measured by geometric mean concentration (GMC) of antibodies across three independent, consecutive lots of Sci-B-Vac four weeks after the third vaccination.

VBI Vaccines Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com	1

The secondary objective will be to evaluate safety and efficacy of Sci-B-Vac vs. Engerix-B®.

About Sci-B-Vac®

Sci-B-Vac® is a licensed third-generation hepatitis B vaccine that has demonstrated safety and efficacy in more than 300,000 patients. Sci-B-Vac is currently approved for use in Israel and in 14 other countries. In contrast to second-generation hepatitis B vaccines, which contain only one surface antigen (the S antigen), Sci-B-Vac contains the S antigen and the pre-S1 and pre-S2 surface antigens. The composition of Sci-B-Vac may prove more immunogenic in subjects that currently do not respond optimally to second-generation vaccines.

To learn more about Sci-B-Vac®, visit: https://www.vbivaccines.com/sci-b-vac/

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI’s first marketed product is Sci-B-Vac®, a hepatitis B (HBV) vaccine that mimics all three viral surface antigens of the hepatitis B virus; Sci-B-Vac is approved for use in Israel and 14 other countries. VBI’s eVLP Platform technology allows for the development of enveloped virus-like particle (eVLP) vaccines that closely mimic the target virus to elicit a potent immune response. VBI is advancing a pipeline of eVLP vaccines, with lead programs in cytomegalovirus (CMV) and glioblastoma multiforme (GBM). VBI is also advancing its LPV™ Thermostability Platform, a proprietary formulation and process that enables vaccines and biologics to preserve stability, potency, and safety. VBI is headquartered in Cambridge, MA with research operations in Ottawa, Canada and research and manufacturing facilities in Rehovot, Israel.

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VBI Contact

Perri Maduri, Communications Executive

Phone: (617) 830-3031 x124

Email: info@vbivaccines.com

VBI Media Contact

Matt Middleman, M.D.

LifeSci Public Relations

Phone: (646) 627-8384

Email: matt@lifescipublicrelations.com

VBI Investor Contact

Nell Beattie

Director, Corporate Development and Investor Relations

Email: IR@vbivaccines.com

VBI Vaccines Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com	2

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively “forward-looking statements”). The company cautions that such statements involve risks and uncertainties that may materially affect the company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the company, is set forth in the Company’s filings with the Securities and Exchange Commission and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2017, and filed with the Canadian security authorities at sedar.com on March 24, 2017, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

VBI Vaccines Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com	3